Exhibit 99.1

Executive Changes Announced at Kaplan Higher Education

NEW YORK July 19, 2011—Kaplan, Inc. Chairman and CEO Andrew Rosen today announced a more cost-efficient organizational structure for Kaplan Higher Education (KHE). This change will reallocate resources to preserve and enhance quality student services and academic innovation, while streamlining general and administrative activities. Most centralized services provided under the KHE umbrella will be shifted to the units that house its two separate types of institutions—the Kaplan College/Kaplan Career Institute campuses, and Kaplan University. Some centralized services will move to Kaplan, Inc. The KHE administrative infrastructure will essentially disappear.

Jeffrey Conlon, who has served as Chief Executive Officer of Kaplan Higher Education since 2009, will be leaving his post. Conlon has been with Kaplan since 1993, first in its Test Prep division. He joined Kaplan University in 2004 and became President of its campus-based schools in 2005. He took over as president of Kaplan Higher Education in 2008.

“During his tenure, Jeff has been instrumental in improving student outcomes, raising academic standards, and introducing the bold Kaplan Commitment initiative, which helps ensure that our students are making well-informed educational choices,” said Rosen. “He has been an important part of Kaplan for many years, and we owe him a deep debt of gratitude.”

As part of the restructuring, Lionel Lenz relinquishes his role as chief financial officer for KHE. Lenz joined Kaplan in 2009 and has earned a reputation for managing complex operations to support large-scale growth.

Beth Hollenberg, President of Kaplan Higher Education Campuses (KHEC), will also be leaving her post in this reorganization. Hollenberg has been with Kaplan for 11 years, joining its Higher Education division in 2008. She is credited with overseeing the Kaplan campuses through a period of academic expansion.

Both Conlon and Hollenberg are exploring other positions at Kaplan. Conlon will also assist with the transition period as KHE services are transferred to the Kaplan campuses and Kaplan University.

John Lock, who joined Kaplan early this year and has 25 years experience as an educator and successful executive, will take over from Hollenberg and assume the role of President of KHEC.

“John is a proven advocate for innovation, technology, and blended educational models that can dramatically transform education,” said Rosen. “We are pleased that he will assume leadership of KHEC and look forward to his leading our campus-based schools on our mission of developing truly transformative educational services.”

No executive changes are being announced at Kaplan University.

“The changes announced today will further our efforts to focus investment and resources on areas that matter most to students,” said Rosen.

About Kaplan

Kaplan, Inc. is a leading international provider of educational and career services for individuals, schools, and businesses. Kaplan serves students of all ages through a wide array of offerings including higher education, test preparation, professional training, and programs for kids in grades K through 12. Kaplan is a subsidiary of The Washington Post Company (NYSE:WPO). For more information, please visit www.kaplan.com.

Contact:

Mark Harrad, Kaplan, Inc.

212-974-6231

Mark.harrad@kaplan.com

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